Summary Translation	Exhibit 4.29

Loan Agreement

Contract No. : 2012JIYINDAIZIDI12100701

Borrower : Hebei Chuanglian Finance Leasing Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : August 30, 2012

Loan Amount : RMB20,000,000

Length of maturity : From August 30, 2012 to August 30, 2013

Use of Loan : Working Capital

Loan Interest : 6.90%

Date of Draft :August 30, 2012

Withdrawal Amount : RMB20,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :August 30, 2013

Loan Guarantee : Guaranty of Pledge

- Ganglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2012JIYINZUIQUANZHIZIDI12140695.